LYNCH INTERACTIVE
CORPORATION


                                                                   Press Release
                                                           For Immediate Release


                          LYNCH INTERACTIVE CORPORATION
                     REPORTS FIRST QUARTER OPERATING RESULTS

RYE, New York, May 16, 2005 - Lynch Interactive Corporation (AMEX:LIC) reported that first quarter revenues rose to $21.6 million from $21.4 million in the first quarter of 2004. The increase during this quarter is primarily due to higher interstate access revenues, USF support payments and additional DSL lines offset by a 3.4% decline in access lines and lower intrastate revenues.

First quarter of 2005 EBITDA (earnings before interest, taxes, depreciation and amortization) before corporate expense slipped $0.5 million to $10.6 million, compared to $11.1 million in the first quarter of 2004 due to an increase in operating costs. Corporate expenses increased by $1.1 million as we recorded incremental legal costs of $0.8 million associated with the Taylor litigation. Reflecting these "corporate" costs, operating income for the first quarter of 2005 was $3.3 million or $1.6 million lower than the $4.9 million reported in the first quarter of 2004. See Attachment A for an explanation of why we believe EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Earnings were $0.25 per share for the three months ended March 31, 2005, as compared to $0.58 per share for the three months ended March 31, 2004.

We invested $1.9 million in capital expenditures during the three months ended March 31, 2005, down from $2.6 million in 2004. The Company is currently anticipating 2005 capital expenditures of approximately $11 million, but that amount may increase as the result of ongoing review of capital requirements.


Update On Initiatives
---------------------

     - California-Oregon Telecommunications Company ("Cal-Ore") - On May 5, 2005, the California Public Services Commission approved the acquisition of Cal-Ore by Interactive. Cal-Ore is a 2,500 access line RLEC located in northern California. The transaction is subject to certain FCC and other approvals and we expect to close about mid-year 2005.

     - Utah CATV - On March 18, 2005, Central Telecom Services acquired 2,411 CATV subscribers in central Utah for a total investment of $3.5 million. This acquisition complements both our other CATV operations in Utah and our telecommunications and data transport operations in that state.

     - Simplifying our Structure - Due to the requirements of Sarbanes-Oxley, we are attempting to simplify our balkanized structure. In one initiative, we are selling a portion of our security operation in Upstate New York. Another initiative is to acquire the remaining two-thirds interest in KMG Holdings, Inc., which will eliminate the minority interest associated with Western New

          Mexico  Telephone  Company.  In  addition,   we  are  considering  the
          distribution of certain non RLEC assets to our shareholders.

     - Going to the Pink Sheets - we have previously announced that we will be asking our shareholders to give our Board authority to implement a reverse stock split, whereby our shareholders would be reduced to under 300 and we could voluntarily deregister from reporting under the Securities and Exchange Act of 1934. If we go ahead with this, our stock will be delisted from the American Stock Exchange and begin trading on the "Pink Sheets". Such an action will save us the considerable costs associated with the Sarbanes-Oxley Act. At the same time, we are committed to providing shareholders financial information to encourage a trading market for our stock.

Telephone   Operations
----------------------

The following table summarizes certain information regarding Interactive's multimedia operation. In addition, Interactive has PCS licenses covering areas with an aggregate population of approximately 380,800.

                          March 31,     December 31,      March 31,
                            2005           2004            2004
                        ----------------------------------------------

Access Lines ..........   51,156          50,803           52,932
DSL Lines .............    4,753           4,250            3,102
Cable Subscribers .....    5,989*          3,630            3,904
Internet Subscribers...   19,599          19,508           19,661
CLEC Customers ........    5,911           5,837            5,867
Long Distance Resale...   16,173          16,134           15,619

            *includes Utah acquisition

Other Investments
-----------------

     - Network affiliates - We have interests in two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.).

     - Hector - We own approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares (AMEX:HCT). Hector is a 30,000 access line provider of telecommunications and cable service primarily in Minnesota. On May 3, 2005, in its first quarter earnings release, Hector announced the management and Board of Directors of the Company continue to assess all strategic options and are currently in the process of hiring an investment banking firm to assist in this effort.

     - Spectrum ownership - The Company is developing its PCS license in Las Cruces, New Mexico. We also own 12 licenses in the Lower 700 MHz spectrum band, which industry analysts believe have promising applications. On July 30, 2004, we were high bidder on two licenses, Buffalo, NY and Davenport, IA in the 24 GHz Auction for a total cost of $49,000. On February 28, 2005, we were high bidder for two PCS licenses in Auction 58 for Marquette, MI and Klamath Falls, OR which serve populations of 75,000 and 81,000 respectively for a total investment of $500,000. During April and May, 2005, the Company participated in Auction 59 but did not acquire any licenses.

     - Wireless Investments - Interactive also has four minority-owned investments in cellular telephone operations in New Mexico and North Dakota covering a net population of 35,000 and in ventures that own spectrum licenses in the 39 GHz, 700 MHz Guard Band and Paging.

     -    Iowa   Network    Services    ("INS")   -   INS   provides    wireline
          telecommunication   access  and  transport  services,   long  distance
          services, internet equipment and services, and wireless telecommunication services to significant parts of Iowa and retains a 16% ownership in Iowa Telecommunications Services Inc. (NYSE: IWA). We own 3% of INS preferred stock and 1.8% of INS common stock and also holds a $400,000 face amount preferred in INS.

Rural Telephone Bank Holdings

President Bush's proposed Budget for Fiscal Year 2006 establishes the process and terms to implement the dissolution of the Rural Telephone Bank ("RTB").
Under RTB's By-Laws, on dissolution, the holders of its Class B and Class C stock would be paid the par value of their stock. As of December 31, 2004, the total par value of RTB Class B and Class C stock at the Company's subsidiaries was $11.3 million. The dissolution of the RTB and payments to the stock holders is subject to numerous approvals and actions, including Congressional approval of President Bush's proposed Budget for Fiscal Year 2006 and actions by RTB's Board of Directors. Therefore, the Company cannot predict whether, or when, such payments will actually be made to the Company's subsidiaries.

Stock Repurchase Program

During the three months ended March 31, 2005, Interactive acquired 5,700 shares at an average investment of $31.53 per share. Since the inception of the stock repurchase program, Interactive has acquired 72,700 shares at a total investment of $2.3 million or $32.26 per share.

Balance Sheet

At March 31, 2005, the Company had cash and cash equivalents of $29.7 million as compared to $27.2 million at December 31, 2004. We point out that the majority of this cash is not readily available to the parent company. As a result, we are sensitive to liquidity issues as we are incurring significant cost for litigation as well as ongoing corporate expenses for accounting and other "public" company costs. While the parent company maintains a line of credit facility, which is currently at $5.0 million, over the near term, the Company is looking to augment this credit facility, and over the longer term we would look to restructure some or all of our debt. The total debt at March 31, 2005 was $173.9 million, up from $173.8 million at December 31, 2004. At March 31, 2005, $68.9 million of debt was at variable interest rates, averaging 5.8% and $105.0 million was at fixed interest rates, averaging 7.0%.

Full Year

Operating profit in 2005 is expected to be $15.3 million, about $0.5 million less than 2004, even though Cal-Ore Telephone is estimated to be included for about six months. EBITDA, generated by our operating subsidiaries including Cal-Ore for the year 2005 is expected to be about $44.6 million versus $44.0 million in 2004. Excluding Cal-Ore, EBITDA from comparable operations is expected to decline about $1 million. Legal and accounting expenses are expected to remain at an elevated level for an extended period of time. Operating profit plus depreciation and amortization expense equals EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investors.

                                   * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, spectrum applications, dissolution of RTB and payments to The Company, future financing, and performance and financial targets for 2005. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange
Commission.   As  a  result,  there  can  be  no  assurance  that  any  possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                   * * * * * *

Shareholder
Contact: Robert E. Dolan
         Chief Financial Officer
         914/921-8821


Release: 05-8

                                  Attachment A
                                  ------------

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($3.3 million and $4.9 million for the three months ended March 31, 2005 and 2004 respectively).